Exhibit 99.1

767 Fifth Avenue New York, NY 10153	News Contact: Investor Relations: Dennis D’Andrea (212) 572-4384 Media Relations: Alexandra Trower (212) 572-4430

ESTÉE LAUDER COMPANIES REPORTS SECOND QUARTER RESULTS

THE COMPANY ALSO OUTLINES FOUR-YEAR STRATEGIC PLAN FOR
SUSTAINABLE, PROFITABLE GROWTH

– Gain Share in Global Prestige Beauty with Sales Growth Ahead of Market –

– Expected Cost Savings of $450 Million to $550 Million Identified –

(Including Organization Resizing and Realignment)

– Operating Margin Goal of 12% to 13% by Fiscal 2013 –

New York, NY, February 5, 2009 - The Estée Lauder Companies Inc. (NYSE: EL) today reported results for its fiscal second quarter ended December 31, 2008 and provided expectations for the remainder of fiscal 2009.  The Company also announced a new four-year strategy designed to drive sales, reduce costs and realign its organizational structure.

SECOND QUARTER RESULTS

Net sales for the Company’s fiscal second quarter ended December 31, 2008 were $2.04 billion, compared to the $2.31 billion reported in the prior-year quarter.  Excluding the impact of foreign currency translation, net sales declined 6%.  The Company reported net earnings for the quarter ended December 31, 2008 of $158.0 million compared with $224.4 million last year.  Diluted net earnings per common share for the quarter were $.80 compared with $1.14 reported in the prior-year quarter.

William P. Lauder, Chief Executive Officer said, “The factors that impacted our second quarter results were challenging on multiple levels, and not different from what many other companies have experienced, especially those companies dependent on consumer spending.  The current difficult environment, which is global in scale, is not expected to improve in the near term.  This underscores how vital it is for us to execute on our long-term strategy, even as we address the short-term challenges.  We are a profitable company with strong financial underpinnings.  In this environment, we are more committed than ever to contain costs and protect our profits, while continuing to invest judiciously to achieve our long-term growth objectives.”

Results by Product Category

	Three Months Ended December 31
					Operating		Percent
	Net Sales		Percent Change		Income (Loss)		Change
			Reported	Local			Reported
(Unaudited; Dollars in millions)	2008	2007	Basis	Currency	2008	2007	Basis

Skin Care	$772.4	$831.2	(7.1)%	(0.4)%	$136.9	$166.5	(17.8)%
Makeup	728.3	827.3	(12.0)	(6.1)	108.2	149.4	(27.6)
Fragrance	415.0	520.5	(20.3)	(14.4)	13.5	48.1	(71.9)
Hair Care	108.5	110.4	(1.7)	2.1	14.4	6.4	100.0 +
Other	16.8	19.4	(13.4)	(9.3)	(2.4)	—	(100.0)
Special charges	—	—			(0.3)	0.1
Total	$2,041.0	$2,308.8	(11.6)%	(5.5)%	$270.3	$370.5	(27.0)%

During the quarter, each of the Company’s product categories and geographic regions were adversely impacted by the challenging global economic conditions, which were even more difficult during the 2008 holiday season.  During the quarter, sales of the Company’s products by retailers exceeded the Company’s shipments.  The worldwide economic downturn has negatively affected consumer demand, resulting in weak retail sales, and prompting significant inventory destocking by certain key retailers.  These conditions are reflected in the Company’s sales and operating results and were foremost in the Americas and Europe, the Middle East & Africa regions, while Asian markets were more resilient.

Skin Care

•                  Sales in constant currency were flat for the quarter.  While several new and existing products aided net sales in the skin care category, they were not enough to offset the impact of the economic downturn as noted above.  The Company believes it gained global share in this category during the quarter in stores which carry its products.  Sales increased double-digits in Asia/Pacific, reflecting that region’s focus on skin care products.

•                  Across each region, the recent launches of Perfectionist [CP+] Wrinkle Lifting Serum and the Time Zone line of moisturizing products by Estée Lauder, as well as Superdefense SPF 25 Age Defense Moisturizer and Moisture Surge Extended Thirst Relief from Clinique, contributed incremental sales.

•                  Operating income decreased, primarily reflecting lower results from certain of the Company’s core brands.

Makeup

•                  Makeup sales increased mid-single digits in Asia/Pacific, while posting declines in the Company’s other regions.

•                  The Company’s core brands, as well as its makeup artist brands, reported an overall global sales decline during the quarter.  Core brands posted higher declines in international markets than domestically, while makeup artist brands experienced a larger portion of their sales shortfall in the Americas.  The Company believes its makeup artist brands gained share internationally within their distribution.

•                  The lower makeup sales reflected declines across a broad range of products.  However, positively affecting makeup sales were products such as the reformulated Superfit Makeup and recent launch of High Impact Lip Colour SPF 15 from Clinique, as well as Doublewear Light Stay-in-Place Makeup SPF 10 and TurboLash All Effects Motion Mascara by Estée Lauder.  Incremental net sales from new international points of distribution also helped offset the decline in this category.

•                  Operating income decreased, primarily reflecting lower results from certain of the Company’s core brands and makeup artist brands stemming from the lower sales.

Fragrance

•                  Fragrance sales saw the sharpest decrease.  During the quarter, the Company was heavily challenged by economic and competitive pressures in this product category.

•                  The decrease was largely due to lower sales of designer fragrances.   Also contributing to the decline were lower sales of certain Estée Lauder and Clinique fragrances.

•                  The recent successful launches of Sensuous by Estée Lauder and Hilfiger Men from Tommy Hilfiger, as well as the recent international introduction of DKNY Delicious Night, partially offset these declines.

•                  Fragrance operating results declined, primarily reflecting the lower sales noted above, partially offset by a reduction in selling, advertising, merchandising and sampling spending.

Hair Care

•                  Sales in constant currency increased, benefiting from incremental sales of new products, such as Dry Remedy Shampoo and Conditioner from Aveda, an increase in points of distribution and the acquisition of an independent distributor.

•                  Partially offsetting these positives were the conclusion of a hotel amenities program and, to a lesser extent, a softer salon retail environment in the United States.  Additionally, reported sales declined due to the impact of foreign currency translation.

•                  Hair care operating results increased sharply, primarily reflecting a favorable comparison to the prior-year period when the Company made investments in new points of distribution and recorded higher intangible asset amortization resulting from the acquisition of the Ojon brand.  These gains were partially offset by the current period decline in sales noted above.

Results by Geographic Region

	Three Months Ended December 31
					Operating		Percent
	Net Sales		Percent Change		Income (Loss)		Change
			Reported	Local			Reported
(Unaudited; Dollars in millions)	2008	2007	Basis	Currency	2008	2007	Basis

The Americas	$903.8	$1,028.2	(12.1)%	(10.3)%	$54.4	$91.0	(40.2)%
Europe, the Middle East & Africa	762.3	933.2	(18.3)	(7.4)	129.6	207.0	(37.4)
Asia/Pacific	374.9	347.4	7.9	13.5	86.6	72.4	19.6
Special charges	—	—			(0.3)	0.1
Total	$2,041.0	$2,308.8	(11.6)%	(5.5)%	$270.3	$370.5	(27.0)%

The Americas

•                  The Company’s core brands and makeup artist brands in the United States recorded significantly lower net sales.  Sales declines were also experienced in Canada and Latin America, which were adversely impacted by the strengthening of the U.S. dollar.  In Latin America, sales increased in constant currency.

•                  The economic conditions in this region during the quarter, particularly in the department store channel, as well as competitive pressures, have negatively impacted the Company’s businesses.

•                  The weak retail environment was a direct result of lower store traffic and prompted significant destocking by certain key retailers.  Sales in the Company’s freestanding stores and salon channel also declined, while results in other alternative channels were mixed. Sales in the Company’s internet business and direct response television contributed positively.

•                  Ongoing challenges faced by certain of the Company’s department store customers in the U.S. may continue to affect net sales for the short and medium term.

•                  Operating income decreased, primarily reflecting the lower sales experienced by the majority of the Company’s businesses in the region due to current economic conditions and competitive pressures, partially offset by cost containment and contingency plan efforts.

Europe, the Middle East & Africa

•                  In constant currency, net sales decreased in a majority of countries in the region.  The overall decline was led by the Company’s travel retail business, France, Spain, the United Kingdom and Italy.  These performances reflected the worsening economic conditions, which have resulted in destocking and tighter working capital management by certain key retailers.

•                  Additionally, the Company’s travel retail business experienced a significant slowdown in passenger traffic, as well as the impact of weaker currencies in certain key countries.

•                  Sales gains were primarily achieved in the Middle East and South Africa.

•                  Sales of our products by retailers in the United Kingdom, the Company’s largest European market, as well as in certain other countries, grew during the quarter.  Reported sales were lower, reflecting destocking by certain key retailers and the impact of foreign currency translation.

•                  Operating income decreased, reflecting lower results in the United Kingdom, travel retail, France, Russia, the Balkans and Italy.

Asia/Pacific

•                  This region generated constant currency sales growth with virtually every country posting increases, despite the softening of certain retail environments.  Strong double-digit growth was generated in China, Korea, Hong Kong, Malaysia and Thailand.  Sales in Japan, the Company’s largest Asian market, also improved, rising low-single digits.

•                  The Company estimates that for the first six months of fiscal 2009 it gained share in Asia within its points of distribution.

•                  Operating income in the region increased substantially, led by improved results in Japan, China, Hong Kong and Taiwan.

Gross Margin

•                  The Company’s gross margin was 75.1% versus 74.9% in the prior-year quarter.  Contributing to the increase was a favorable change in manufacturing variances of approximately 50 basis points, as well as a positive effect of exchange rates of approximately 10 basis points.  Partially offsetting these improvements was an increase in obsolescence charges of approximately 40 basis points.

Operating Expenses

•                  Operating expenses as a percent of sales for the quarter were 61.9% compared to 58.9% last year.  In line with the Company’s contingency plans and in light of the current economic conditions, the Company continued to apply various cost-containment measures to maintain expenses in line with its business needs.  While total operating expenses were reduced as compared with the prior-year period, the dramatic and greater-than-expected decline in net sales during the current-year quarter ultimately had a negative impact on operating expense margin.  Amplifying the net sales impact on operating expense margin were net losses from foreign exchange transactions.

Interest Expense, Net

•                  Net interest expense of $19.6 million this quarter compared with $18.3 million in last year’s second quarter.  The increase is primarily due to higher average debt balances, which include $300.0 million of five-year notes issued during the quarter, partially offset by lower average interest rates on borrowings.

Six-Month Results

•                  For the six months ended December 31, 2008, the Company reported net sales of $3.94 billion, a 2% decrease from $4.02 billion in the comparable prior-year period.  Excluding the impact of foreign currency translation, net sales increased 1%.  The Company reported net earnings of $209.1 million for the six months, compared with $263.5 million in the same period last year.  Diluted net earnings per common share for the six months ended December 31, 2008 was $1.06, compared with $1.34 reported in the prior-year period.

Cash Flows

•                  For the six months ended December 31, 2008, net cash flows provided by operating activities were $216.7 million, compared with $361.9 million in the prior-year period.

•                  The change primarily reflects lower net earnings, increased cash used for certain working capital components, as well as higher payments for income taxes.  These decreases were partially offset by lower accounts receivable balances as a result of lower sales.

•                  Operating cash flow was utilized primarily for capital investments, dividends, the acquisitions of businesses and the repurchase of shares of the Company’s Class A Common Stock.

•                  The Company has taken several actions to manage and preserve cash during this difficult economic climate. They include issuing $300.0 million of five-year notes, improving days of inventory compared to the year-ago quarter, suspending the share repurchase program, and for fiscal 2009, reducing discretionary capital spending by 25%.

•                  The Company believes that cash on hand, cash generated from operations, available credit lines and access to credit markets will be adequate to support its currently planned business operations on both a near-term and long-term basis.

Estimate of Fiscal 2009 Third Quarter and Full Year

The high degree of global economic uncertainty has had a negative effect on consumer confidence, demand and spending.  The Company cannot predict with certainty the extent or duration of these conditions.  The Company’s business strategies are designed to strengthen the Company over the long-term.  The uncertainty about future market conditions, consumer spending patterns and the financial strength of some of the Company’s key retail customers, coupled with retailer destocking, will continue to negatively affect the Company’s results for the remainder of fiscal 2009.  A continuation of these conditions, which are almost without precedent, makes definitive forecasting difficult.

The Company expects the current retail trends in the Americas and Europe, the Middle East & Africa to continue for the remainder of the fiscal year.  The Company’s outlook in Asia/Pacific is cautious, reflecting the softening of certain retail environments in this region.  If there is a significant further weakening of business in the Asia/Pacific region, it will negatively impact future results.

Third Quarter

•                  The Company believes the conditions described above will, in particular, have a dramatic effect on its results for its fiscal third quarter.

•                  Net sales are expected to decrease between 2% and 4% in constant currency.

•                  Foreign currency translation at spot rates is expected to negatively impact net sales by approximately 7% to 8% versus the prior-year period.

•                  Diluted net earnings per share are projected to be flat to up $.08.

Full Year

•                  Net sales are forecasted to be flat to down 3% in constant currency.

•                  Foreign currency translation at spot rates is expected to negatively impact net sales by approximately 5% to 7% versus the prior-year period.

•                  The Company projects diluted net earnings per share to be between $1.30 and $1.60.  This projection includes the expected negative impact of foreign currency translation of approximately $.25 to $.27 per share.

•                  In connection with its long-term strategic plan, the Company will likely take restructuring and other one-time charges in fiscal 2009, the extent of which is continuing to be developed.

•                  On a product category basis, in constant currency, sales in hair care are expected to be the leading sales growth category, followed by skin care and makeup.  Fragrance is expected to decline.

•                  Geographic region net sales growth in constant currency is expected to be led by Asia/Pacific, where the Company expects sales gains in the low teens.  The Company is forecasting constant currency sales to decline slightly in Europe, the Middle East & Africa and a mid-single digit decrease in the Americas.

FOUR-YEAR STRATEGY

Mr. Lauder said, “Today we are outlining a four-year strategy that builds on our core strengths as superior brand builders and innovators, and more sharply focuses on our execution capabilities and lowering our cost base.  Reducing cost will regrettably include the elimination of various positions throughout the Company.  These eliminations stem from the need to resize and reduce costs as a consequence of the current challenging environment, as well as a thoughtful redesign of our organizational structure.  We will make decisions about affected employees with sensitivity, honesty and fairness.  Going forward, we will continue to make investments in opportunities with the best growth potential — by brand, category, geography and channel — integrate the Company in a more cohesive way and operate more globally across brands and functions.”

Fabrizio Freda, President and Chief Operating Officer, said, “The Company is well diversified and is anchored by three pillars: we are multi-brand, multi-national and multi-channel.  Across the Company we are working in new ways that will help drive our future results.  By harnessing the talents and creativity of our extraordinary employees to imagine, integrate and innovate, we will unite our global enterprise into a more cohesive whole to further drive stockholder value.”

Mr. Lauder and Mr. Freda highlighted elements of the Company’s new, four-year strategic plan and set performance goals for fiscal year 2010 through fiscal year 2013 that include:

•                  Grow share by increasing sales at least one percentage point higher than global prestige beauty every year.  The first building block of growth is market assumptions, which for fiscal 2010 are particularly unpredictable given the current economic conditions.

•                  Generate more than 60% of sales outside the United States, making the Company more balanced and diversified.  The Asia/Pacific region is expected to lead growth, followed by Europe, the Middle East & Africa.

•                  Achieve operating margin of 12% to 13% by fiscal 2013, showing step-change improvement annually, starting from a lower fiscal 2009 base.

•                  Reduce days of inventory 15% to 20% by fiscal 2013.  This would free up cash and significantly reduce obsolescence.

•                  Focus resources on the biggest opportunities, including core brands, geographies and consumer segments.

•                  Address underperforming brands by changing their business models to improve profitability within 18 to 24 months.

•                  Realign and optimize the structure of the Company’s geographic regions to better leverage scale, improve productivity and reduce complexity.  Through an integrated business approach this action should accelerate sales growth and share gains, and increase efficiency.

•                  Cut costs by $450 million to $550 million, including improvements in cost of goods, organizational resizing and regional realignments, benefits from the Strategic Modernization Initiative, reduction and management of SKUs, logistic optimization, indirect procurement savings and selective outsourcing opportunities.

•                  Reduce headcount over the next two years by approximately 2,000 employees, or 6% of the workforce, institute an immediate Company-wide freeze on merit raises and a continuation of the current hiring freeze.  Reductions would occur through a combination of normal attrition, reorganizations and job eliminations.  This should strongly realign productivity.

•                  Take potential restructuring and other one-time charges of between $350 million and $450 million over the next few years.

•                  Reinvest approximately $50 million to fuel growth and gain global share.  Reinvestment areas include strengthening competency in consumer insights; accelerating presence in fast growing markets and channels; intensifying research and development and brand creation capabilities, particularly internationally; and additional funding for the Company’s equity-based rewards program.

Mr. Freda concluded, “In this recessionary environment we are enhancing our focus on containing costs to stay competitive for the long term.  Reducing our workforce is a difficult but necessary decision and we will manage the transition in a respectful and sensitive manner.  William and I are confident that our actions to work more efficiently and cooperatively, combined with strong leadership at every level, will enable us to execute the strategy.  The evolution of the current market environment will have an impact on the timing and implementation of our strategy.  This carefully designed strategy will steer all major business decisions and should drive consistent, profitable growth for many years to come.”

Forward-Looking Statements

The forward-looking statements in this press release, including those containing words like “expect,” “planned,” “may,” “could,” “anticipate,” “estimate,” “projected,” “forecasted,” those in Mr. Lauder’s and Mr. Freda’s remarks and those in the “Estimate of Fiscal 2009 Third Quarter and Full Year” and “Four-Year Strategy” sections involve risks and uncertainties.  Factors that could cause actual results to differ materially from those forward-looking statements include those described in this press release and the Company’s quarterly report on Form 10-Q for the quarter ended December 31, 2008, and the following:

(1)                increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses, some of which have greater resources than the Company does;

(2)                the Company’s ability to develop, produce and market new products on which future operating results may depend and to successfully address challenges in the Company’s core brands, including gift with purchase, and in the Company’s fragrance business;

(3)                consolidations, restructurings, bankruptcies and reorganizations in the retail industry causing a decrease in the number of stores that sell the Company’s products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company’s competitors and ownership of competitors by the Company’s customers that are retailers;

(4)                destocking by retailers;

(5)                the success, or changes in timing or scope, of new product launches and the success, or changes in the timing or scope, of advertising, sampling and merchandising programs;

(6)                shifts in the preferences of consumers as to where and how they shop for the types of products and services the Company sells;

(7)                social, political and economic risks to the Company’s foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;

(8)                changes in the laws, regulations and policies (including the interpretation and enforcement thereof) that affect, or will affect, the Company’s business, including those relating to its products, changes in accounting standards, tax laws and regulations, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings, and any action the Company may take as a result;

(9)                foreign currency fluctuations affecting the Company’s results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company’s operating and manufacturing costs outside of the United States;

(10)          changes in global or local conditions, including those due to the volatility in the global credit and equity markets, natural or man-made disasters, real or perceived epidemics, or energy costs, that could affect consumer purchasing, the willingness or ability of consumers to travel and/or purchase the Company’s products while traveling, the financial strength of the Company’s customers, suppliers or other contract counterparties, the Company’s operations, the cost and availability of capital which the Company may need for new equipment, facilities or acquisitions, the returns that the Company is able to generate on its pension assets and the resulting impact on its funding obligations, the cost and availability of raw materials and the assumptions underlying the Company’s critical accounting estimates;

(11)          shipment delays, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities that manufacture nearly all of the Company’s supply of a particular type of product (i.e., focus factories) or at the Company’s distribution or inventory centers, including disruptions that may be caused by the implementation of SAP as part of the Company’s Strategic Modernization Initiative;

(12)          real estate rates and availability, which may affect the Company’s ability to increase or maintain the number of retail locations at which the Company sells its products and the costs associated with the Company’s other facilities;

(13)          changes in product mix to products which are less profitable;

(14)          the Company’s ability to acquire, develop or implement new information and distribution technologies on a timely basis and within the Company’s cost estimates;

(15)          the Company’s ability to capitalize on opportunities for improved efficiency, such as publicly announced cost-savings initiatives, and to integrate acquired businesses and realize value therefrom;

(16)          consequences attributable to the events that are currently taking place in the Middle East, including terrorist attacks, retaliation and the threat of further attacks or retaliation;

(17)          the timing and impact of acquisitions and divestitures, which depend on willing sellers and buyers, respectively, and;

(18)          additional factors as described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2008.

The Company assumes no responsibility to update forward-looking statements made herein or otherwise.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products.  The Company’s products are sold in over 140 countries and territories under the following brand names: Estée Lauder, Aramis, Clinique, Prescriptives, Lab Series, Origins, M•A•C, Bobbi Brown, Tommy Hilfiger, Kiton, La Mer, Donna Karan, Aveda, Jo Malone, Bumble and bumble, Darphin, Michael Kors, American Beauty, Flirt!, Good Skin™, Grassroots Research Labs, Sean John, Missoni, Daisy Fuentes, Tom Ford, Mustang, Coach, Ojon and Eyes by Design.

An electronic version of this release can be found at the Company’s website, www.elcompanies.com.

— Tables Follow —

THE ESTÉE LAUDER COMPANIES INC.

SUMMARY OF CONSOLIDATED RESULTS

(Unaudited; In millions, except per share data and percentages)

	Three Months Ended			Six Months Ended
	December 31		Percent	December 31		Percent
	2008	2007	Change	2008	2007	Change

Net Sales	$2,041.0	$2,308.8	(11.6)%	$3,944.5	$4,018.9	(1.9)%

Cost of sales	508.0	578.5		1,008.1	1,034.3
Gross Profit	1,533.0	1,730.3	(11.4)%	2,936.4	2,984.6	(1.6)%

Gross Margin	75.1%	74.9%		74.4%	74.3%

Operating expenses:
Selling, general and administrative	1,262.4	1,359.9		2,573.2	2,536.0
Special charges	0.3	(0.1)		0.4	0.2
	1,262.7	1,359.8	(7.1)%	2,573.6	2,536.2	1.5%

Operating Expense Margin	61.9%	58.9%		65.2%	63.1%

Operating Income	270.3	370.5	(27.0)%	362.8	448.4	(19.1)%

Operating Income Margin	13.2%	16.0%		9.2%	11.2%

Interest expense, net	19.6	18.3		34.9	36.7

Earnings before Income Taxes and Minority Interest	250.7	352.2	(28.8)%	327.9	411.7	(20.4)%

Provision for income taxes	89.4	122.9		117.0	144.0
Minority interest, net of tax	(3.3)	(4.9)		(1.8)	(4.2)
Net Earnings	$158.0	$224.4	(29.6)%	$209.1	$263.5	(20.6)%

Net earnings per common share:
Basic	$.80	$1.16	(30.7)%	$1.07	$1.36	(21.5)%
Diluted	.80	1.14	(29.9)%	1.06	1.34	(21.2)%

Weighted average common shares outstanding:
Basic	196.6	193.3		195.9	193.7
Diluted	197.5	196.5		198.1	196.8

THE ESTÉE LAUDER COMPANIES INC.

SUMMARY OF CONSOLIDATED RESULTS

(Unaudited; Dollars in millions)

	Three Months Ended				Six Months Ended
	December 31		Percent Change		December 31		Percent Change
			Reported	Local			Reported	Local
	2008	2007	Basis	Currency	2008	2007	Basis	Currency

NET SALES
By Region:
The Americas	$903.8	$1,028.2	(12.1)%	(10.3)%	$1,842.8	$1,927.1	(4.4)%	(3.5)%
Europe, the Middle East & Africa	762.3	933.2	(18.3)	(7.4)	1,403.8	1,484.4	(5.4)	0.4
Asia/Pacific	374.9	347.4	7.9	13.5	697.9	607.4	14.9	16.7
Total	$2,041.0	$2,308.8	(11.6)%	(5.5)%	$3,944.5	$4,018.9	(1.9)%	1.0%

By Product Category:
Skin Care	$772.4	$831.2	(7.1)%	(0.4)%	$1,489.2	$1,450.7	2.7%	5.7%
Makeup	728.3	827.3	(12.0)	(6.1)	1,471.2	1,490.4	(1.3)	1.4
Fragrance	415.0	520.5	(20.3)	(14.4)	742.8	833.5	(10.9)	(7.8)
Hair Care	108.5	110.4	(1.7)	2.1	207.3	213.0	(2.7)	(1.0)
Other	16.8	19.4	(13.4)	(9.3)	34.0	31.3	8.6	10.5
Total	$2,041.0	$2,308.8	(11.6)%	(5.5)%	$3,944.5	$4,018.9	(1.9)%	1.0%

OPERATING INCOME
By Region:
The Americas	$54.4	$91.0	(40.2)%		$110.9	$143.4	(22.7)%
Europe, the Middle East & Africa	129.6	207.0	(37.4)		137.2	216.0	(36.5)
Asia/Pacific	86.6	72.4	19.6		115.1	89.2	29.0
Special charges	(0.3)	0.1			(0.4)	(0.2)
Total	$270.3	$370.5	(27.0)%		$362.8	$448.4	(19.1)%

By Product Category:
Skin Care	$136.9	$166.5	(17.8)%		$180.4	$202.3	(10.8)%
Makeup	108.2	149.4	(27.6)		162.6	190.5	(14.6)
Fragrance	13.5	48.1	(71.9)		8.0	43.1	(81.4)
Hair Care	14.4	6.4	100.0 +		13.4	13.8	(2.9)
Other	(2.4)	—	(100.0)		(1.2)	(1.1)	(9.1)
Special charges	(0.3)	0.1			(0.4)	(0.2)
Total	$270.3	$370.5	(27.0)%		$362.8	$448.4	(19.1)%

THE ESTÉE LAUDER COMPANIES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; In millions)

	December 31	June 30	December 31
	2008	2008	2007
ASSETS
Current Assets
Cash and cash equivalents	$728.9	$401.7	$319.5
Accounts receivable, net	1,033.6	1,038.8	1,099.4
Inventory and promotional merchandise, net	896.6	987.2	899.0
Prepaid expenses and other current assets	420.7	359.5	296.1
Total Current Assets	3,079.8	2,787.2	2,614.0

Property, Plant and Equipment, net	1,030.9	1,043.1	943.7
Other Assets	1,211.3	1,180.9	1,179.5
Total Assets	$5,322.0	$5,011.2	$4,737.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Short-term debt	$248.7	$118.7	$198.9
Accounts payable	310.3	361.7	341.4
Other current liabilities	1,122.5	1,218.8	1,174.4
Total Current Liabilities	1,681.5	1,699.2	1,714.7

Noncurrent Liabilities
Long-term debt	1,406.4	1,078.2	1,073.3
Other noncurrent liabilities and minority interest	580.5	580.6	575.2
Total Stockholders’ Equity	1,653.6	1,653.2	1,374.0
Total Liabilities and Stockholders’ Equity	$5,322.0	$5,011.2	$4,737.2

SELECT CASH FLOW DATA

(Unaudited; In millions)

	Six Months Ended
	December 31
	2008	2007
Cash Flows from Operating Activities
Net earnings	$209.1	$263.5
Depreciation and amortization	125.9	121.9
Deferred income taxes	(2.1)	(8.3)
Other items	37.4	41.1
Changes in operating assets and liabilities:
Increase in accounts receivable, net	(88.9)	(201.5)
Decrease (increase) in inventory and promotional merchandise, net	14.7	(8.0)
Increase in other assets, net	(67.9)	(24.7)
Increase (decrease) in accounts payable and other liabilities	(11.5)	177.9
Net cash flows provided by operating activities	$216.7	$361.9

Capital expenditures	$157.5	$160.4
Payments to acquire treasury stock	62.6	80.1
Dividends paid	108.4	106.6

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